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[CURAGEN CORPORATION LOGO]

Contact:
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Mark R. Vincent
CuraGen Corporation
Director of Corporate and Investor Relations
1-888-GENOMICS
www.curagen.com

FOR IMMEDIATE RELEASE
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          CuraGen and Abgenix Scientists Develop Fully Human Monoclonal
                              Antibodies to PDGF D

New Haven, CT -- May 2, 2002 -- CuraGen Corporation (NASDAQ: CRGN), an integrated, genomics-based pharmaceutical company, announced today that CuraGen and Abgenix scientists have successfully developed highly-specific, fully human monoclonal antibodies (mAbs) that precisely bind to PDGF D, a member of the Platelet-Derived Growth Factor (PDGF) family. Importantly, these antibodies are specific to PDGF D and do not bind to other members of the PDGF family. PDGF D is a newly discovered growth factor that has proliferative activity on a wide variety of cells that express PDGF receptors. Recently, CuraGen demonstrated that PDGF D is associated with a number of diseases in the areas of Oncology and Inflammation. Thus, antagonism of PDGF D through the use of fully human mAbs is a potentially important method for treating unmet diseases in Oncology and Inflammation.

These antibodies, as well as the role of PDGF D in Oncology, are revealed in the May 1, 2002 issue of Cancer Research, a publication of the American Association for Cancer Research. An online abstract of the paper is accessible on the Internet at http://cancerres.aacrjournals.org/cgi/content/abstract/62/9/2468.
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PDGF D was shown to be dysregulated in cancers and cause tumor formation when inappropriately expressed in an in vivo disease model. The publication also describes the generation by Abgenix of fully human mAbs to PDGF D. Using these mAbs, a test was developed by Abgenix to show that a high percentage of cancer patients had elevated levels of PDGF D circulating in their sera. Thus, use of this test can help determine the optimum clinical patient population that should receive a therapeutic PDGF D mAb drug.

"At CuraGen, we have systematically analyzed the human genome and have identified a number of previously undiscovered genes that correlate with disease progression and have applicability as new antibody targets. PDGF D is an example of a protein that we discovered which is associated with a number of diseases in the areas of Oncology and Inflammation. We continue to make progress in understanding the role of PDGF D in disease and are developing neutralizing mAbs against this target for therapeutic use. The development of PDGF D mAbs is an important example of one of the 17 mAbs we are currently evaluating with Abgenix," stated Henri Lichenstein, Ph.D., Director of Drug Development for CuraGen Corporation.


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CuraGen's proteins, antibody and small molecule drug targets are derived from the Company's proprietary database of over 8200 pharmaceutically tractable genes and proteins. The world's existing drugs were developed based upon 350 gene-based targets. To date, CuraGen scientists have identified and are evaluating new gene-based targets that include 131 proteins, 226 antibody targets, and 261 small molecule targets.

CuraGen scientists are developing a pipeline of products across four disease areas including obesity and diabetes, cancer, inflammatory diseases, and central nervous system disorders. This pipeline includes a portfolio of potential protein, antibody, and small molecule therapeutics to treat previously unmet medical needs. By utilizing disease models, human clinical specimens, drug response models, large-scale data mining of proprietary sequence and pathway databases, and human genetics, CuraGen scientists have initiated 193 drug development projects. Of these projects, CuraGen scientists have identified 67 potential protein therapeutics and have advanced five as validated candidates. In the area of antibody development, CuraGen has elected 96 antibody targets with Abgenix, and is evaluating 17 fully human monoclonal antibodies as potential therapeutics. Lastly, CuraGen's understanding of the human genome and genetic basis of disease has enabled CuraGen and Bayer scientists to initiate 30 small molecule target projects and successfully complete screening against six of these targets.

About CuraGen Corporation

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company. CuraGen's integrated, functional genomic technologies and Internet-based bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying its industrialized genomic technologies, informatics, and validation technologies to develop protein, antibody, and small molecule therapeutics to treat obesity and diabetes, cancer, inflammatory diseases, and central nervous system (CNS) disorders. CuraGen is headquartered in New Haven, CT. Additional information is available at www.curagen.com.
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This press release may contain forward-looking statements including statements about continuing to make progress in understanding the role of PDGF D in disease and are developing neutralizing mAbs against this target for both therapeutic and diagnostic uses. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen's expectation that it will incur operating losses in the near future, the early stage of development of CuraGen's products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties and adverse results relating to CuraGen's ability to obtain regulatory approval for its products in development, uncertainties surrounding the availability of additional funding, CuraGen's reliance on research collaborations and strategic alliances, the actions of competitors, the development of competing technologies, CuraGen's ability to protect its patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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